Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Announces Private Placement of Common Stock

Minneapolis—April 2, 2010—Appliance Recycling Centers of America, Inc. (NASDAQ:ARCI) today announced a private placement of 915,000 shares of its common stock. The Company has closed on the sale of 775,000 shares and expects to close on the sale of the remaining shares in the next few days. The common stock was priced at $2.00 per share. The net proceeds to the Company from the sale of the 915,000 shares of common stock will be approximately $1.8 million. The issuance of the shares will bring the Company’s shares outstanding to approximately 5,493,000.

The proceeds from the private placement will be used to support the joint venture formed by the Company in 2009 to establish and operate a regional processing center for the collection, processing and recycling of appliances in the northeastern United States.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for 150 utility programs in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), a materials recovery system for household refrigeration appliances. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of April 2010, ApplianceSmart is operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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For Additional Information Contact:	Edward R. (Jack) Cameron, CEO or
Peter Hausback, EVP and CFO
(952) 930-9000